UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: December 13, 2007

Utility Investment Recovery, Inc.
(Exact name of registrant as specified in charter)

NEVADA	333-137755	20-3893833
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 West Liberty Street, Suite 880
Reno, Nevada 89501
(Address of Principal Executive Offices)

(970) 710-1799
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Effective December 12, 2007, Messrs. David Baker and Jim Byrd resigned as members of the Board of Directors. There was no known disagreement with either on any matters relating to the Company’s operations, policies or practices.

On December 11, 2007, the Board of Directors appointed Mr. Joseph L. DeFrancisci, our current CEO and President, as a member of the Board of Directors where he shall serve until the next annual meeting of the shareholders or until removed by other actions as allowed by the corporate laws.

Joseph L DeFrancisci is our President and Chief Executive Officer. Mr. DeFrancisci served as Senior Vice President, Worldwide Operations for Grindmaster Corporation (2003-2007) with responsibilities for Global Operations and overall responsibility for Grindmaster’s Thailand subsidiary. Before that he served as Senior Partner with the Highwood Group LLP (2000-2003) a consulting firm focused on competitive strategy and operational effectiveness. Prior to that he served as President and Chief Operating Officer of Pasta Montana LLC (1996-2000) a start up food company heralded as one of the fastest growing and best managed food companies of its time. Before Pasta Montana, Mr. DeFrancisci served as Vice President of Operations of Howden Food Equipment, Howden Group North America (1991-1996) a Public engineering and heavy manufacturing firm based in Glasgow Scotland. Mr. DeFrancisci began his career at DEMACO (1981-1991), engineers and manufacturers of food manufacturing equipment and entire food plants serving as Director of Marketing, Director of Operations, and various positions. DEMACO was acquired by Howden Group PLC in 1991. Mr. DeFrancisci has served on the Advisory Board of Directors of First Interstate Bank of Montana, The Board of Directors of Timeless Foods Inc. and Pasta Montana LLC. He earned his BS in Industrial Technology Education from the State University of New York and is an alumni of the Kellogg Graduate School of Management’s Advanced Executive Program.

There are no family relationships between Mr. DeFrancisci and any of our members of the Board of Directors or executive officers.

Mr. DeFrancisci has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have any employment agreement with Mr. DeFrancisci.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2007	Utility Investment Recovery, Inc.

By:	/s/ Joseph L. DeFrancisci
President and CEO